EXHIBIT 10.37

NEXSAN CORPORATION
555 St. Charles Drive, Suite 202
Thousand Oaks, CA 91360

January 17, 2011

Thomas F. Gosnell

Re: Exchange Right of Exchangeable Shares pursuant to the Exchangeable Share Provisions and the Exchange Agreement dated March 24, 2005 between Nexsan Corporation, 6360319 Canada Inc., a corporation existing under the federal laws of Canada, 6360246 Canada Inc., a corporation existing under the federal laws of Canada and Thomas Gosnell.

Dear Mr. Gosnell:

This letter is to confirm the previous agreement between Nexsan Corporation (the “Company”) and yourself to exercise your right to exchange (the “Exchange”) all of the four hundred sixty-four thousand two hundred eighty-three (464,283) shares of 6360319 Canada Inc. that were issued to you in connection with the Company’s purchase of AESign Evertrust Inc. (the “Exchangeable Shares”) for an equivalent number of shares of the Company’s common stock, subject to adjustment to give effect to any stock splits, dividends, recapitalizations or other similar events (the “Exchange Right”), prior to the completion of the Company’s Initial Public Offering (the “IPO”).

As an inducement to your willingness to execute this letter, the Company hereby agrees, and the Company’s Board of Directors has determined, that, in order to assist you in satisfying your personal tax liabilities resulting from your exercise of the Exchange Right, you shall be permitted to sell in the IPO up to twenty-five percent (25%) of the shares of common stock of the Company issued to you upon exercise of the Exchange Right.

The information to be provided by the Company in its registration statement filed with the SEC will assume that you exercise the Exchange Right immediately prior to the completion of the IPO. Accordingly, if your present intention is to so exercise the Exchange Right, please execute this letter on the signature line provided below and return the executed counterpart as quickly as possible by one of the delivery methods described below, but in no event later than January 18, 2011.  This letter constitutes an irrevocable election to exercise the Exchange Right immediately prior to the Company’s IPO, subject of course to the closing of the IPO, and further subject to the IPO closing on or before December 31, 2011.  As a point of additional clarity and to avoid any confusion the actual Exchange is not occurring as at the date of this letter but only at that point in time immediately before closing of the Company’s IPO.

In order to effect the Exchange, you hereby agree to take all necessary action to exercise the Exchange Right immediately prior to the IPO, upon the request of the Company, including your delivery and surrender of the certificates representing the Exchangeable Shares to the Company, together with such other documents and instruments as are required to effect a transfer under applicable laws and the by-laws.

If you have any questions regarding the matters in this letter, please contact the Company’s outside legal counsel, Ben Richter of Fenwick & West LLP at (415) 875-2397 or brichter@fenwick.com.

You may return this letter in one of the following ways:

•                  by fax via the attached cover sheet to the attention of Ben Richter of Fenwick & West LLP at (415) 875-2397;

•                  by email (e.g., as a PDF, TIFF or similar file) to Ben Richter at brichter@fenwick.com; or

•                  by mail overnight to:

Ben Richter

Fenwick & West LLP

555 California Street

12th Floor

San Francisco, CA 94104

On behalf of the Company, we thank you very much for your continued service and support.

Sincerely,

NEXSAN CORPORATION

By:	/s/ Philip Black
Name: Philip Black
Title: CEO

ACCEPTED AND AGREED to as of the date set forth above:

/s/ Thomas F. Gosnell
Thomas F. Gosnell